Exhibit 99.1

[GRAPHIC OMITTED]



Contact: Tom Dougherty
         President and Chief Executive Officer
         404-525-7272

               AIRGATE PCS, INC. ANNOUNCES GENERAL COUNSEL RESIGNS
                           TO JOIN SUPERIOR ESSEX INC.


ATLANTA (April 12, 2004) - AirGate PCS, Inc. (NASDAQ: PCSA), a PCS Affiliate of Sprint, announced today that Barbara L. Blackford, vice president, general counsel and corporate secretary of AirGate, is leaving the Company to become general counsel of Superior Essex Inc., in Atlanta.

Thomas M. Dougherty, president and chief executive officer of AirGate PCS, stated, "We are very grateful to Barbara Blackford for her many contributions to AirGate. Her experience in corporate governance, securities law and transactions were instrumental in helping us develop the systems and processes needed in a post-Sarbanes Oxley public company environment. In addition to her legal skills, she has been a valuable member of our management team in leading the Company through many of the business imperatives we have undertaken in the past three years, including the recent recapitalization. While we regret her departure, she has left AirGate with a strong legal team in place and industry leading corporate governance practices. We wish her the very best in her new position with Superior Essex."

The Company also announced that it has retained Paul, Hastings, Janofsky & Walker LLP for legal services until it can recruit a new general counsel.

About AirGate PCS

AirGate PCS, Inc. is the PCS Affiliate of Sprint with the right to sell wireless mobility communications network products and services under the Sprint brand in territories within three states located in the Southeastern United States. The territories include over 7.2 million residents in key markets such as Charleston, Columbia, and Greenville-Spartanburg, South Carolina; Augusta and Savannah, Georgia; and Asheville, Wilmington and the Outer Banks of North Carolina.

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